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                                                                     EXHIBIT 6.9

   6.9 STATUTORY INCENTIVE STOCK OPTION PLAN

                      STATUTORY INCENTIVE STOCK OPTION PLAN
                                       OF
                               HYPERBARIC SYSTEMS
                            A California Corporation

                                 PURPOSE OF PLAN

        1. The purpose of this Plan is to strengthen HYPERBARIC SYSTEMS, (hereinafter "Corporation") by providing incentive stock options as a means to attract, retain and motivate corporate personnel.

                           ADMINISTRATION OF THE PLAN

        2.(a) This plan shall be administered by a committee (hereinafter "Committee") composed of two (2) or more members selected by, and serving at the pleasure of, the Board of Directors. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

        (b) The Committee, as Plan Administrator, shall have the power to make all determinations necessary for the administration of the Plan, subject to the restrictions on committee powers as set forth in Corporations Code Section 311. Decisions of the Plan Administrator shall be final and binding on all parties with an interest in the Plan or any outstanding option thereunder.

                                GRANT OF OPTIONS

        3.(a) HYPERBARIC SYSTEMS is hereby authorized to grant incentive stock options as defined in Internal Revenue Code Section 422 to any full time employee of the corporation. Options may not be granted to employees who own stock possessing more than 10 percent (10%) of the total combined voting power of all classes of stock of the corporation, or of its parent or subsidiary, except pursuant to the restrictions set forth in Paragraphs 7 and 8. Any option granted under this Plan shall be granted within 10 years from the date this Plan is adopted, or the date this Plan is approved by the shareholders pursuant to Paragraph 21, whichever is earlier.

        (b) For the purposes of this Plan, the optionee shall be considered to be an Employee for so long as such individual remains in the employ of the Corporation or one or more of its parent or subsidiary corporations, subject to the control and direction of the Corporation, not only as to the work to be performed but also as to the manner and method of performance.

                          ELIGIBILITY FOR OPTION GRANTS

        4.(a) The persons eligible to participate in the Plan shall be limited to the Officers and other key employees of the Company who render services which contribute to the success and
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growth of the company, (or its parent or subsidiary corporations) or which may reasonably be anticipated to contribute to the future success and growth of the Company.

        (b) Members of the Committee while serving as such shall not be eligible to participate in the Plan or in an other stock option, stock purchase, stock bonuses or other stock plan of the Company.

        (c) The Plan Administrator shall have full authority to determine which eligible individuals are to receive option grants under the Plan, the number of shares to be covered by each grant, the time or times at which such option is to become exercisable, and the maximum term for which the option is to be outstanding. However, no option granted under this Plan by the Administrator shall be exercisable by its terms after the expiration of ten (10) years from the grant of the option, and no option granted to a person who owns stock possessing more than 10 percent of the total combined voting power of all classes of the Corporation's stock shall be exercisable by its terms after the expiration of five (5) years from the date of the grant. The option may be subject to earlier termination as provided in Paragraph 11.

                              STOCK SUBJECT TO PLAN

        5.(a) The aggregate number of shares that may be issued pursuant to options granted under this Plan shall be 150,000 shares of the Corporations' voting common stock which has been authorized but is unissued, or reacquired common stock. The number of shares issuable under the Plan shall be subject to adjustment from time to time in accordance with the provisions of this Paragraph 4 and the provisions of Paragraph 10 of this Plan.

        (b) In the case the expiration or termination of an option for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised shall be available for subsequent option grants under this Plan.

                           AGGREGATE FAIR MARKET VALUE

        6. The aggregate fair market value of the stock, as determined in good faith by the Committee at the time the option is granted, with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Corporation and its parent and subsidiary corporations) shall not exceed $100,000.

                               EXERCISE OF OPTION

        7.(a) Any option granted pursuant to this Plan shall contain provisions, established by the Plan Administrator, setting forth the manner of exercising the option and in accordance with the provisions of Paragraph (4) above.

        (b) The optionee shall have the right to receive property at the time of exercising the option, so long as the property is subject to inclusion in income under Internal Revenue Code Section 83.


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                                  OPTION PRICE

        8. The price for a share of stock subject to an option granted pursuant to this Plan shall not be less than the fair market value for the stock at the time the option is granted, as determined in good faith by the Administrator at the time the option is granted. However, when an option is granted to a person who owns stock possessing more than 10 percent of the total combined voting power of all classes of the Corporation's stock, the purchase price per share of the stock subject to the option shall not be less than 110% (One Hundred ten percent ) of the fair market value of the stock at the time the option is granted, as determined by the Plan Administrator in good faith at the time the option is granted.

                             ALLOWABLE CONSIDERATION

        9.(a) Upon the exercise of the option by the Employee in accordance with this Plan, the Employee shall provide payment in full to the Plan Administrator for such shares and for such price as determined by the Plan Administrator at the time of the granting of such option. Payment may be made by cash, check or other payment in full in any other form which the Compensation Committee who administers the Plan, may, in its discretion, approve at the time of the exercise.

        (b) The Plan Administrator may assist any optionee in the exercise of one or more outstanding options under this Plan by (i) authorizing the extension of a loan to such optionee from the Corporation or (ii) permitting the optionee to pay the option price for the purchased Common Stock in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) will be established by the Committee as the Plan Administrator in its sole discretion. Loans and installment payments may be granted without security or collateral.

                             OPTIONS NONTRANSFERABLE

        10. The terms of any option granted under this Plan shall make the option nontransferable by the optionee except by will or the laws of descent and distribution, and exercisable only by the optionee during his or her lifetime.

                            TERMINATION OF EMPLOYMENT

        11. An optionee's option shall expire three months after termination of employment for reasons other than death or disability, subject to earlier termination pursuant to Paragraph 4 of this Plan. An optionee's option shall expire 12 months after termination of employment due to permanent and total disability, as defined in Internal Revenue Code Section 22(e)(3), subject to earlier termination pursuant to Paragraph 4 of this Plan. If an optionee should die while employed by the Corporation, or its parent, subsidiary, or successor as defined in Section 424 of the Internal Revenue Code, or within the three-month period after termination of employment, the person to whom the optionee's rights pass by will or the laws of descent and distribution may exercise the option for any of the shares not previously exercised during Employee's lifetime, within one year after the optionee's death, subject to earlier termination pursuant to Paragraph 4 of this Plan.


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                          EXTENSION OF EXERCISE PERIOD

        12. The Committee as Plan Administrator shall have the full power and authority to extend the period of time for which any option granted under this Plan is to remain exercisable following the optionee's cessation of Employment or death from the limited period set forth in the Option Agreement to such greater period of time as the Committee shall deem appropriate; provided, however, that in no event shall such option be exercisable after the specified expiration date of the option term.

                              NO EMPLOYMENT RIGHTS

        13. Neither the action of the Corporation in establishing or restating this Plan, nor any action taken by the Committee hereunder, nor any provision of any restated Plan shall be construed so as to grant any individual the right to remain in the employment of the Corporation (or any parent or subsidiary corporation) for any period of specific duration, and the Corporation (or any parent or subsidiary corporation employing such individual) may terminate such individual's employment at any time and for any reason, with or without cause.

                             STOCK SUBJECT TO OPTION

        14.(a) The Corporation shall at all times during the term of this Plan reserve the number of shares of the voting common stock of the Corporation required to meet the requirements of this Plan, and shall pay all fees and expenses necessarily incurred by the Corporation in connection with the exercise of options under this Plan.

        (b) In the event of a stock split, reverse stock split, stock dividend, combination, or reclassification of the Corporation's stock, an appropriate and proportionate adjustment shall be made in the number of shares to which stock options may be granted. A corresponding change shall be made to the number and kind of shares, and the exercise price per share, of unexercised options.

             MERGER, CONSOLIDATION OR DISSOLUTION OF THE CORPORATION

        15.(a) Following the merger of one or more corporations into the Corporation, or any consolidation of the Corporation with one or more corporations in which the Corporation is the surviving corporation, the exercise of options under this Plan shall apply to the shares of the surviving corporation.

        (b) Notwithstanding any other provision of this Plan, all options under Plan shall terminate on the dissolution or liquidation of the Corporation, or on any merger or consolidation in which the Corporation is not the surviving corporation.


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                               OTHER OPTION TERMS

        16. Any option granted pursuant to this Plan shall contain any other terms that the Board of Directors, the Corporation's legal counsel, or the Plan Administrator deems necessary.

                               STOCKHOLDER RIGHTS

        17. An Employee optionee shall have none of the rights of a stockholder with respect to any shares covered by the option until such individual shall have exercised the option, paid the option price, and receives the Certificate of shares.

                               AMENDMENTS TO PLAN

        18. The Board of Directors of the Corporation shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan. In addition, the Board shall not, without the approval of the Corporation's stockholders, (a) increase the maximum number of shares issuable under the Plan, except for permissible adjustments under Paragraph 13 herein; (b) materially modify the eligibility requirements for the grant of options under the Plan; or (c) otherwise materially increase the benefits accruing to participants under the Plan.

                                 USE OF PROCEEDS

        19. Any cash proceeds received by the Corporation from the sale of shares pursuant to options granted under this Plan shall be used by the Corporation for general corporate purposes.

                              REGULATORY APPROVALS

        20. The implementation of this Plan, the granting of any options hereunder, and the issuance of stock upon the exercise or surrender of any such option shall be subject to the procurement by the Corporation of all approvals and permits that may be required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the stock issued pursuant to it.

                             EFFECTIVE DATE OF PLAN

        21. This Plan shall be effective on approval by the outstanding shares or unanimous written consent of the shareholders of the Corporation.